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                                                                    EXHIBIT 5.1

                                                               January 30, 1998

P-Com, Inc.
3175 S. Winchester Boulevard
Campbell, CA 95008

Ladies and Gentlemen:

  We have acted as counsel to P-Com, Inc. (the "Company"), a Delaware corporation, in connection with its registration of $100,000,000 in aggregate principal amount of 4 1/2% convertible subordinated notes due 2002 (the "Notes") and the shares of Common Stock issuable upon conversion thereof (the "Common Stock") as described in the Company's Registration Statement on Form S-3, as amended, filed with the Securities and Exchange Commission under the Securities Act of 1933. The Notes and Common Stock consist of securities that may be offered by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Resale Securities").

  We are familiar with the corporate proceedings taken by the Company in connection with the issuance and sale of the Resale Securities. It is our opinion that the Resale Securities have been duly authorized and are validly issued, fully paid and nonassessable.

  We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the registration Statement.

                                          Very truly yours,

                                          /s/ Brobeck, Phleger & Harrison LLP
                                          _____________________________________
                                          BROBECK, PHLEGER & HARRISON LLP